Exhibit 99.2
Anne-Marie Megela
Vice President, Investor and Media Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
GEVITY PROVIDES MID-YEAR UPDATE
•	Company Expects Second Quarter EPS Of $0.17; Within Previously Guided Range
–	Expects Annualized Client Employee Growth of 5%

–	Production, Retention and Pipeline Trend Positive
•	Full Year Guidance Adjusted Downward
–	Second Quarter Earnings Composition Different Than Previously Anticipated

–	Reflects Revised Volume Outlook, Professional Service Fee Levels and Insurance Contributions
•	Todd F. Bourell of ValueAct Capital Joins Gevity’s Board of Directors
BRADENTON, FL, June 29, 2007 - Gevity (NASDAQ: GVHR), which serves as the full-service human resources department for small and mid-sized businesses, today provided a mid-year update.
During the second quarter, the company has experienced client employee growth as a result of positive developments in retention and production and has invested in completing its preparation for the launch of Gevity Edge Select.
Although lead production indicators remain positive, conversion of prospects into clients has not accelerated as previously expected toward quarter end. Furthermore, average professional service fees per client employee have declined slightly during the quarter in contrast to a planned increase. Also, the company experienced timing differences with respect to insurance contributions.
Overall, for the second quarter the company is expecting to generate $0.17 earnings per diluted share, at the lower end of prior guidance of $0.17 to $0.19 per diluted share. For the full year, Gevity is now expecting earnings per diluted share of between $0.70 and $0.95 on 24.4 million shares outstanding compared to previous guidance of at least $1.27 on 25.0 million shares outstanding. While the variations to plan in the second quarter — volume, pricing and insurance contributions — are expected to balance each other out, the combined interplay of all of them can potentially have a very meaningful impact on the earnings in the second half of the year as reflected by the range of the updated guidance.
Preliminary results indicate that the second quarter percentage of professional service fees to total gross profit will be between 75% and 80%. This is largely due to timing of insurance contributions, coupled with volume and pricing variances on professional service fees that remain behind plan, despite the improvement in growth trends in the quarter. While Gevity believes that production momentum and targeted re-pricing will contribute positively to the remainder of the year, the company has reduced its professional service fee expectations for the second half of the year.

press release

Anne-Marie Megela
Vice President, Investor and Media Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
Workers’ compensation margin from the current year program continues to make a positive contribution, although the aggregate amount in the quarter is slightly behind plan as a consequence of lower production levels. Offsetting this is an anticipated reduction in prior years’ workers’ compensation loss estimates of approximately $6.4 million. Assuming continued favorable claims development activity for the remainder of 2007, the company expects to reduce workers’ compensation costs related to prior year programs by $3.0 million to $5.0 million in the second half of the year.
As Gevity’s health insurance offerings are substantially risk neutral, margin contributions to gross profit are expected to diminish over time. However, the decline in contributions is expected to be $1.5 million to $1.7 million more than planned in the second quarter. While consistent with the company’s strategy, the timing of the reduction is sooner than planned and contributions for the full year are now expected to be $3.0 million to $5.0 million less than previously anticipated.
For the second quarter, operating expenses are expected to be in line with previous guidance. For the second half of the year, Gevity expects continued reductions in operating expense levels as actions are taken to better align its cost structure with the company’s new strategy.
Successful cost management during the second quarter is expected to be partially offset by the investment in the Gevity Edge Select launch and slight earnings dilution related to the HRAmerica acquisition. Gevity expects HRAmerica-related expenses to decrease in the third and fourth quarters, with the acquisition being slightly dilutive for the full year.
The company is expecting to finish the second quarter at an annualized client employee growth rate of 5%, a significant improvement on the client employee decline experienced in the first quarter. Coupled with improving production trends, the Gevity Edge Select pipeline and portfolio are beginning to build. The company’s mid-market efforts are also beginning to gain traction with a developing pipeline. Gevity has signed three mid-market sized clients from its HRAmerica pipeline that will begin running in the third quarter. Based on production and retention trends, the company expects to reach its previously stated growth target of a 12% client employee increase by the end of 2007.
2008 Outlook
Although the downward adjustment to guidance to 2007 is due, in part, to lower contributions from insurance, this development is in line with Gevity’s strategy and long-term expectations. Current indications of demand for the Gevity Edge Select solution gives the company confidence that in 2008, it will be well underway in replacing insurance margin with professional and other service fees.
“The revised expectations for the second half of 2007 reflect the challenges we are facing in synchronizing our strategic progress with linear quarterly progression in financial results during the final stage of our business model transformation,” commented Erik Vonk, Gevity’s Chairman and Chief Executive Officer. “We remain confident in our vision that we believe will deliver more consistent results and far greater value to clients and shareholders alike.”

press release

Anne-Marie Megela
Vice President, Investor and Media Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
Gevity plans to provide more detail on its 2007 outlook during its second quarter earnings call scheduled for August 7, 2007.
New Director
Gevity also announced that Mr. Todd F. Bourell, a partner of San Francisco-based ValueAct Capital, LLC, has been named a Director of the company. ValueAct has been a Gevity shareholder for more than one year and, as the owner of approximately 14% of Gevity’s shares, is currently the company’s largest shareholder. In connection with Mr. Bourell’s appointment, ValueAct Capital has agreed to a customary standstill arrangement with the company effective for 12 months.
Share Repurchase Program
Gevity said that reflecting its confidence in the future, and consistent with its objective of enhancing shareholder value, it is continuing to pursue the $75 million share repurchase program authorized by the Board in 2006 and replenished in April of 2007. As of June 28, 2007, there was $58.9 million remaining in the program.
Mr. Vonk concluded, “We believe that our strategy, the progress to date and the momentum created during the year, will translate into accelerated earnings growth in 2008 and beyond.”
Second Quarter Earnings Call
Gevity will discuss its second quarter 2007 results and provide more detail regarding its 2007 outlook during a live conference call and webcast on Tuesday, August 7, 2007 at 10:30 a.m. Eastern Time. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 1157133. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to a live webcast or replay of the call live by visiting the Investor Relations section of gevity.com. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: Windows Media Player software, downloadable free from Microsoft, and at least a 28.8 KBPS connection to the Internet).
About Gevity
Thousands of small and mid-sized businesses nationwide leverage the flexibility and scalability of Gevity’s human resources (HR) solution to help them maximize the return on investment in their people. Essentially, Gevity serves as the full-service HR department for these businesses, providing each employee with support previously only available at much larger companies. Gevity delivers the Gevity Edge™, a comprehensive solution comprised of innovative management and administration services, helping employers to streamline HR administration, optimize HR practices, and maximize people and performance. This solution enables both businesses and their employees to achieve their full potential, giving them an edge over competitors. Gevity’s unique approach features Gevity OnSite™, experienced HR Consultants based in local markets backed by nationwide resources and press release

Anne-Marie Megela
Vice President, Investor and Media Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
easy-to-use technology, including Gevity OnLine™ and Gevity OnCall™. For more information, call 1.800.2GEVITY (1.800.243.8489) or visit gevity.com.
A copy of this press release can be found on the company’s Web site at gevity.com.
Pursuant to the Private Securities Litigation Reform Act of 1995, the company is hereby providing cautionary statements to identify important factors that could cause the company’s actual results to differ materially from forward-looking statements contained in, or implied by, this press release. Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection,” “preliminary,” “forecast” and similar expressions. The results or events contemplated by forward-looking statements are affected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the company to control or predict, such as risks relating to the following: to the company’s guidance, including the challenges to achieving the company’s growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, retaining clients through annual benefit enrollment, penetrating the middle market and opening new geographic offices, and its long-term performance standards, our dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers’ compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in our quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers’ compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an “employer” due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company’s filings with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made and you should not place undue reliance on any forward-looking statement. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.
###

press release